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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-A



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          ASTORIA FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                11-3170868

(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                                ONE ASTORIA PLAZA
                        LAKE SUCCESS, NEW YORK 11042-1085
          (Address of principal executive offices, including zip code)



        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                    Name of each exchange on
             Title of each class                      which each class is
             to be so registered                        to be registered
             -------------------                        ----------------

       COMMON STOCK, PAR VALUE $0.01             NEW YORK STOCK EXCHANGE, INC.
    PER SHARE, AND RELATED PREFERRED
           SHARE PURCHASE RIGHTS

         If this Form relates to the registration of a class of securities pursuant to Section l2(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: _______ (if applicable) NOT APPLICABLE



        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                 NOT APPLICABLE
                                (Title of Class)




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ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
                  -------------------------------------------------------

COMMON STOCK.

                  GENERAL. The capital stock of Astoria Financial Corporation (the "Company" or the "Registrant") to be registered is the Registrant's common stock, par value $0.01 per share ("Common Stock"), including the related preferred share purchase rights.

                  DIVIDEND RIGHTS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefore. The holders of the Company's preferred stock may have a priority over the holders of the Common Stock with respect to dividends.

                  VOTING RIGHTS. The holders of Common Stock of the Company generally possess exclusive voting rights in the Company. They elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as otherwise presented to them by the Board of Directors. Except as discussed under the heading "Restrictions on Acquisition" below, each holder of Common Stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. In certain circumstances, holders of the Company's preferred stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisitions" below.

                  CLASSIFICATION OF THE BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.

                  LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock would be entitled to receive, after payment or provision for payment of all the Company's debts and liabilities, all of the assets of the Company available for distribution. Holders of the Company's preferred stock will have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

                  PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company are not entitled to preemptive rights. The Common Stock is not subject to redemption.

                  RESTRICTIONS ON ACQUISITION. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have an effect of delaying, deferring or preventing a change in control of the Company in connection with extraordinary corporate transactions involving the Company (or one of its subsidiaries), such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation. Among other things, these provisions: (1) generally place limitations on voting rights such that in no event shall any record owner of any



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outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote with respect to the shares held in excess of the Limit; (2) provide that a director may be removed from the Board of Directors prior to the expiration of his/her term only for cause, upon the vote of 80% of the outstanding shares of voting stock; (3) require the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined in the Company's Certification of Incorporation, and related transactions; and (4) provide that an affirmative vote of at least 80% of the outstanding voting stock (after giving effect to the provisions limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors and amendment of the Company's Bylaws.

PREFERRED STOCK PURCHASE RIGHTS.

                  The description of the Registrant's preferred stock purchase rights is incorporated herein by reference to the Registrant's Form 8-A dated July 23, 1996, and any amendment or report filed for the purpose of updating any such descriptions.

ITEM 2.  EXHIBITS.
         --------

                  The following exhibits are filed as a part of this Registration Statement:

                  All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange, Inc.



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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   ASTORIA FINANCIAL CORPORATION


                                   By:   /s/ Alan P. Eggleston
                                         ---------------------------------------
                                         Alan P. Eggleston
                                         Executive Vice President, Secretary and
                                            General Counsel



Dated:  April 24, 2002